                                                                      EXHIBIT 11



                                      SEPTEMBER 30, 1998
                                      ------------------
                                           Basic and
                                            Diluted
                                         -------------
Net loss                                  $     (574)
                                         =============

Average Shares
        Common                                  1,261
                                         -------------
                 Total                          1,261
                                         =============

Loss per common share                     $    (0.46)
                                         =============